Exhibit 99.1

NEWS

One Horizon Group’s Browning Productions & Entertainment

Provides Business Update

LONDON, LOS ANGELES AND MIAMI – November 29, 2018 – One Horizon Group, Inc. (Nasdaq: OHGI) is pleased to report that its majority-owned subsidiary Browning Productions & Entertainment (“Browning”) has been selected to produce and distribute numerous television programs spanning dozens of episodes in 2019 for acclaimed television networks including A&E, FYI and History Channel. See: http://www.browningproductions.com/

Following the success of Browning’s “Wine Warriors” (http://www.winewarriors.com/) and the spin-off, “Whisky Warriors,” on A&E’s FYI Network, Browning has received the ‘green light’ for pre-production of the highly-anticipated, “Craft Crusaders,” showcasing the craft beer industry and microbreweries around the globe.

FYI expects to air 18 episodes during the first two quarters of 2019. Based on sponsorship sales and licensing, Browning is anticipating an additional $400,000 in revenue.

During the past month, Browning has been filming “The Cryptos,” a television series focused on the cryptocurrency industry and blockchain technologies; the ‘who’s who, how and why of this highly misunderstood industry.’

Already slated for 10 episodes, which will commence in the first quarter of 2019, Browning is anticipating revenue from “The Cryptos” in excess of $500,000.

Browning has also begun pre-production of “WakeSetters,” highlighting the boating lifestyle, top brands and vessels, for which it has also received a commitment to air 10 episodes in 2019 from one of the top cable networks.

“With the support of One Horizon Group and the collective knowledge of One Horizon’s Love Media House (http://www.lovemediahouse.com/) and 123Wish (http://www.123wish.com/), Browning’s future has never looked brighter,” said Browning President, William Browning. “The acquisition by One Horizon was at the perfect time for our growth and expansion and we are expecting record revenues in 2019 and look forward to announcing several additional projects.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (Nasdaq: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business; Horizon Secure Messaging, an Asia-based secure messaging business; and Banana Whale Studios, a gaming software development company. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full service digital media and television production company.

For more information, please visit http://www.onehorizoninc.com/

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow
(516) 236-7007
bkilkelly@darrowir.com